Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement No. 333-282558 on Form S-4, registration statement No. 333-274254 on Form S-8, registration statement No. 333-262754 on Form S-3/A, of Rafael Holdings, Inc. of our report dated November 6, 2024, except for Notes 1 and 27, as to which is dated December 19, 2024, related to our audits of the consolidated financial statements of Rafael Holdings, Inc. as of July 31, 2024 and 2023 and for the years then ended, included in the Annual Report on Form 10-K of Rafael Holdings, Inc. for the year ended July 31, 2024.

/s/ CohnReznick LLP

New York, New York

December 19, 2024